As filed with Commission on May 9, 2008

Registration No. 333-142922

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________________

FORM S-1

POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

CHINA GENGSHENG MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	3290 (Primary Standard Industrial Classification Code Number)	91-0541437 (I.R.S. Employer Identification No.)

c/o No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People’s Republic of China 451271
Tel: (86) 371-64059818
(Address and telephone number of principal executive offices)
_______________________           _____

Hongfeng Jin c/o No. 88 Gengsheng Road, Dayugou Town, Gongyi, Henan, People's Republic of China 451271 (86) 371-64059818	Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000

 (Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐               Accelerated filer ☐               Non-accelerated filer ☐               Smaller reporting company ☒

DEREGISTRATION OF UNSOLD SECURITIES
____________________________

On September 28, 2007, China GengSheng Minerals, Inc. (the "Company") filed a Registration Statement on Form S-1 (File No. 333-142922) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), was declared effective on October 15, 2007. The Registration Statement registered the resale from time to time, of 7,437,565 shares (the "Shares") of the Company’s common stock, par value $0.001 per share. The Shares were registered to permit resales of such Shares by the selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with the Company’s April 2007 private placement.

In accordance with the undertaking of the Company contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Shares that were previously registered under the Registration Statement, but remain unsold as of the date hereof. The Company is seeking to deregister all Shares that remain unsold under the Registration Statement, as of the date hereof, because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the selling stockholders has terminated. The selling stockholders are now eligible to sell the Shares pursuant to Rule 144 of the Securities Act of 1933, as amended, without regard to volume limitations.

The Registration Statement is hereby amended to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-142922) to be signed on its behalf by the undersigned, thereunto duly authorized, in Dayugou Town, Gongyi, Henan Province, the People's Republic of China, on the 9th day of May, 2008.

CHINA GENGSHENG MINERALS, INC.

By: /s/ Shunqing Zhang
Shunqing Zhang
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-142922) has been signed by the following persons in the capacities and on the date stated.

By: /s/ Shunqing Zhang
Shunqing Zhang
President, Chief Executive Officer and Director
(Principal Executive Officer)

By: /s/ Hongfeng Jin
Hongfeng Jin
Interim Chief Financial Officer
(Principal Financial and Accounting Officer)